Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-216815-01) of Spirit Realty, L.P., and in the related Prospectus of our report dated February 19, 2021, with respect to the consolidated financial statements and schedules of Spirit Realty, L.P. included in this Annual Report (Form 10-K) of Spirit Realty Capital, Inc. and Spirit Realty, L.P. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Dallas, Texas

February 19, 2021